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BlackRock ESG Capital Allocation Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Richard Thiemann

Emmanuel Werthenschlag

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Boaz R. Weinstein posted the tweet attached hereto as Exhibit 1 to his Twitter account. The tweet included a link to an interview, the relevant excerpt of which is transcribed as Exhibit 2.

Exhibit 1

Exhibit 2

Michael Gayed:	That point you mentioned about discounts, most of them are at discount. Going back to the 2020 COVID period, I wonder if some of that is just driven by FoMO and mind-share around tech and AI. I have to assume that when you're in a macro environment where you’re aware the market risk assets in general being driven by just a select number of securities, that may result in those discounts widening, because there's less money trying to take advantage of it. Because play the hot stock, play the momentum somewhere else.
Boaz Weinstein:	Yeah, look, they did go there. So, there's a fund called BIGZ, BlackRock Innovation and Growth Trust, and someone just tweeted about it a little while ago. They had bad timing. You know, who knows the future? The IPO in March 26, 2021. That was not a great time to try to mimic Cathie Wood. There actually was demand, so maybe this one was an exception to the Kapito rule that these products are sold, not bought. And so, they issued 5 billion dollars of BIGZ. The IPO had 5 billion dollars, you go look. Right now, I don't have it up in front of me, but it's somewhere like a 1.7 billion market cap even though its NAV, and I trust that BlackRock is calculating the NAV on the privates properly, that one does have a lot of privates, is 2 billion, so there's a 300 million gap. But, so when ESG was hot, BlackRock issued an ESG trust. And so, you do see the fad of the day. You started this question with AI, so it made me think of BIGZ. But the thing is, it's like, “we're going to win, we're going to lose, we're going to have bad timing, we're going to have good timing” in this business. It's trading now at a mid-teens discount and it was above a 20% discount before we started buying it. But if you're going to lose more than 50% of your investors’ money and then on top of it, you have this discount, it is just … When I read how they defend themselves… They actually say, “well, we beat our benchmark.” Where's the “I'm sorry guys, like we actually screwed this one up”? They literally turned 5 billion into a billion seven in two years and three months. Yes, they were going to lose money being an innovation growth, but on top of it, this yawning discount, which would be bigger if we lose, is my belief, because it was bigger before we got involved. And often when we lose the first round or whatever the number of rounds are in that fight, people say “oh, I thought Boaz was going to win” or “I thought BlackRock was going to be sensible, given they already have 9 trillion dollars, that they're actually going to show the entire investment world that actually they're performing good governance”. And I'll get to some good governance examples, hopefully. “And actually our employees own this thing so we're going to be showing employees that we care about them and, by the way, the board is supposed to care about them actually as their main job.

And we could press a button and turn this into something that would not be at a discount”. It actually would require a slightly different plan because of the privates but, you know, I could have been talking about ECAT, the ESG fund. BlackRock has 10 different ESG mutual funds. One of those is going to be, if not all, are going to be super suitable to merge with ECAT and every single investor will benefit. It will go to NAV. You can get out of it if you want to exit at NAV. You can stay in knowing it's always going to be available to enter or exit at NAV. And every single investor is going to make that discount back. You know how I know that? Because it's never not been that way. You know how else I know that? Because BlackRock said it. You could look up a couple of closed-end funds that we were activist on. They tried a different trick to not let us be able to elect a board… let’s bury that story, although it's a good one. And in 2020, they came back and said — they didn't mention Saba's name, “here are four reasons why we are taking these two New York Community funds and merging them with BlackRock New York Community open-ended funds. We're doing it for four reasons: Number one, the discount will go away – This is Blackrock speaking, not Saba; number two, the liquidity will be better because it will be part of a bigger fund, and there will be more liquidity; number three, the expense ratio will go down, because it will be bigger; and number four, there is no tax implication. So, they did that and they wrote why they did it. And no matter how many times I tweet at BlackRock, at Larry Fink, to say, “what are you guys doing? You have 9 trillion dollars. These funds are owned by your employees. You can press a button. You can show leadership, and on top of it, you have told everyone what ESG is supposed to mean. You’ve not only told, you've written it. You have written it down, and you are violating your Ten Commandments in like four different ways, maybe 11 ways.” So, when me shouting into the cave finally reaches management there, how are you not going to — for what? For some a few hundred million dollars of AUM coming out of that fund – to the gain of all your shareholders. How are you not going to do that? So, now I digress because you asked about like products being issued. But yes, the products that have been issued lately — last couple years – were mainly equity funds. At the same time, it is hard with the discount as big as it is now for them to actually rationally think that they should bring a new deal, when so many existing deals are at double-digit discounts. So, the IPO market for closed-end funds has slowed down a lot versus two years ago.
Michael Gayed:	For the record, I love being in a cave hearing somebody yelling at BlackRock, so I'm be glad to see that anyway. Let's go to some of the audience.
[AUDIENCE PORTION OMITTED IN THE RECORDING]

Boaz Weinstein:	So our record is high. It's high because we're not predicting the weather, we're not predicting who can win at a game. It's the knowledge that there are a lot of disgruntled shareholders. They cannot organize, we are not doing it for them, but I happen to love that they get to come along for the ride. And so, if you buy more shares, you have more votes. I mean, you ought to. I mentioned that some managers like BlackRock, we actually just had to sue five managers to get a judge to tell them what they just told Nuveen, which is the '40 Act very clearly says — and I'm sure Chair Gensler, who has written about mutual fund fee abuses and things like that, I haven't had the pleasure of talking with him yet, though I had spoken to his predecessor Clayton – that you got to think about the little guy. It's your entire business. So leverage is — I'm glad you brought it up because the Leverage to many investors could be considered an attribute, and I mentioned on MLPs how it's also a danger, and what is not very nice is that the fees are higher when there's leverage than when there's not. Now, think about it from my perspective. I'm a hedge fund manager, I get X and 20. I’ll tell you what x is. It’s 1.75% for my fund. If I love things or I don't love things, if I bring cash levels up or take cash levels down, it's the same. In a closed-end fund they are charging fees on what's called managed assets. So, it's literally like, “hey guys, investors kind of want leverage because that's what they signed up for, so let's assume they want it at all times because if we give them max leverage at all times we get max fees.” There's no incentive fees in these U.S. funds. That's the way we get fees. And so, you end up in these moral hazard problems, where the manager is running at full leverage into a brick wall. Let me give you an example. Let's say that you say back, well who knew the brick wall was there? Did you know it? I didn't know it? I don't see the things coming either. So, let me give you an even worse example. Let's take BlackRock, our friend, and California muni funds. Okay, so now we have this world where — let's talk about leverage in a world with [zerp] and leverage where the FED funds’ rate is five, five and a quarter, ticking higher, you know. Tim Rose says they're going to go for it again in just two weeks. So, when BlackRock employs leverage to buy California munis, it is paying that Fed funds’ rate, it's paying a spread on top, it's in the 6’s. That's my belief, pretty sure it is. It's in the 6’s, they're spending your money to borrow, they're paying in the 6’s, what are they getting? What about when you start to realize, well, because of this inverted curve they're actually getting something in the fours. So, borrow in the sixes to receive in the 4’s. I can come up with a theory. It wouldn't be their theory. I could say it's all because they're so sure that rates are going to come down and price is going to go up and so they're willing to run negative carry even though these funds are income funds. They're willing to give you less carry and on top of it you get less because they get more fees. I already said the manage asset part. If they're levered, then they're going to get more fees but to lever a California Muni you have to borrow short term in the 6's and invest in the 4’s. This is where the moral hazard part. You can't even believe, it's like, “please – you know we run four and a half billion at Saba Capital – at four and a half, this is where you try to treat investors fairly, ethically, put them first”. At a trillion? when is it enough? How many trillion do you need to put investors first?

What are you afraid of? What are you afraid of when you merge your – so ECAT is not levered, it would be trivial to merge it, there wouldn't be any leverage change, but so the leverage, to your point, leverage is often considered an attribute, but it can be used to excess, and it, also the manager uses it at full time, at full leverage almost always, all the time. So when I look at a closed-end fund, some of them don't have leverage by the way, I look at an unleveraged closed-end fund and say that one at -14 is much better than a levered one. Because it's almost like … if anyone knows how to count cards, it's like dividing the raw count by the number of decks to get the true count. If I have 50% leverage and it's minus 15, it's almost like 50% more stuff so 10 million is 15 million of stuff. I'm going to say that a minus 15 is really a minus 10 because I have to divide that by the leverage. So, we do look for low levered funds, but there's nothing per se in general wrong with the leverage. But when we think about BRW … so act as, you know, do as I do… whatever that expression is… So, I'm trying to show through leadership of an actual closed-end fund that we're not going to always be at max leverage, and so BRW has often been risk averse, safe, which really gave us a great result on the NAV in 2022, and so, we don't run it always at full leverage. You asked about our fight record. Ultimately, we have won almost all of the campaigns. A couple of them we were losing, but here's another interesting fact. We're in a consolidating industry. When a manager buys another manager, now the burden goes to them. For the deal to close, they don't need to get LP consent at 50.01%, which might be hard, versus us to overthrow management if they're doing the wrong thing needing 50.1. They need 66 and two-thirds. So, for Morgan Stanley to consummate the deal with Eaton Vance, and I'm a huge fan of the leadership at Morgan Stanley, and I know them quite well, Eaton Vance needed 66 and two-thirds. But the shareholders were so upset about performance that in a board election, I might be getting this wrong, we actually won 81% of the votes, and on that board was not some random team of Eaton Vance people, it included the actual CEO of the company. So imagine like, David Solomon or Lloyd Blankfein, if they had the time to sit on a closed-end fund board with all the 100 billion other things they have to do and, if they did, to lose 81-19. So in consolidation, we were able to win because the odds shifted because they needed two-thirds, otherwise they wouldn't, they'd have to go into liquidation because they would not be the rightful manager of that fund. So consolidation has been very good for the industry. And I also want to just say, like they say about reading the first few pages of the New York Post or the 10 o'clock news, I'm here talking to you about things going wrong, but I have to say, there are a number of managers, who without us ever even talking to them, and maybe it was not even related to them seeing us come up in the holders list, as you know, five percent holder, ten percent holder… managers that have done smart things, managers that have done things that I don't have an opinion whether smart or not smart, but their funds are not at discount. So, you can look at PIMCO and find there's only really one fund at a discount in the MLP space and MLPs, I think, are fascinating. Goldman Sachs, by the way, GER, which I tweeted about a couple times recently, decided hey, this thing has been at -20 for three years, we've tried our best, we tried various things. Enough is enough. Simply announcing that we're going to liquidate the funds, which is trivial, selling a couple million dollars of individual stocks over some reasonable period of time, will give investors a 25% gain, 80 would go to 100.

And guess what, it was announced June, I think, 6, June 7, June 8th, maybe, it's liquidated already. Okay, they announced it and I tip my hat to Goldman Sachs because they had millions of dollars of fees in perpetuity if they wanted to pull the BlackRock maneuver, or the Franklin maneuver, and they, without us even speaking to them, I never once spoke to them, they just said this is the right thing for shareholders. They didn't need me to speak to them because they're an institution that – critique them for things big or small, whatever, I'm not getting into it – but they are a set of, in my view, some of the most impressive people on Wall Street and actually often act as leaders. And then an example where we were really impressed with what the manager did. This will tell you how much inefficiency there is in the market. And why am I talking about this so much? Because there's no Ken Griffin in this market. It is a set of retail investors that don't know what they own, that want to get out, that there's not enough guys like us, although there are a lot more coming, buying at these discounts. I can tell you that the cavalry is coming. We see smart investors showing up on holders list. But, another example was there was a closed-end fund with equities in it, one sector that was at a 14 discount, and the same manager, which is Guggenheim, had closed-end funds with the same sector in it, I think it was a utility sector or the energy sector, at an 11% premium. And so you have closed-end versus open-end. Same manager, same industry. One is at plus 11, one is at -14. So what did we do? We started buying the -14, at the time -14 was appealing, now we get out of bed at -15 or -16 and we buy with both hands, you know, at higher levels. And they came up with the idea of merging the discount fund into the premium fund. So, we're going to make it a bigger fund, lower expense ratio, same basic portfolio and the -14 merged with the plus 11. Saba may or may not have hedged itself by shorting. One could have hedged themself, let me say it that way, by shorting the premium fund. You can't borrow in big size on premium funds, but on funds you want to short, but your long collapsed against your short, because they became the same thing, and 25% was made. The ultimate resting spot for a -14 merging with a plus 11, a few weeks after I think was something like plus 9. GPM went into GOS and it was brilliant. It was brilliant and I tip my hat to Guggenheim. So, I want to just spend this minute or two to say this is a space where, you're seeing me fight, but it's not because I want to fight, it's because I've seen good governance and I've seen bad governance. And I've seen terrible governance by the supposed governance king, the one that has raised 100 billion dollars on the back of “we know what ESG is”. Here's what ESG is: You shouldn't be on more than 4 public company boards, that's what BlackRock has told the world…U.S. companies, European companies, you should not be on more than 4. But, BlackRock closed-end fund boards sit on 70 BlackRock boards at the same time and it's just not reasonable. So the reasons that BlackRock said that you could properly administer 70 boards on top of all the other responsibilities and other boards that one might sit on, and in your daily lives. And what do you do if two of those funds, if three of those funds are terrible performers? Well, are you supposed to think locally to that fund or can you not help but think globally? Well, if you're the board member of a single fund that did terribly, you may decide to do the right or wrong thing, but your thoughts are pure because you're only on that one fund. If you sit on 69 other boards, and you receive paychecks from the same address, you're thinking also, you cannot help but not… It is human nature.

What are they going to think of me when they have to renew my contract with them and there's so many people who would love to step into my shoes? What are they going to think about me on the other 69? And so, you are basically on the dole, they're your drug dealer and you are getting paid seven thousand dollar checks for 70 boards. You're getting half a million dollars a year, don't rock the boat on that one because you have to think about the 69. I'm not saying anyone's doing that. I could not possibly know. But I'm thinking about behavioral, you know, reasonableness. And I agree with BlackRock, you shouldn't be on more than four. By the way, they're talking about four boards across four different companies. I mean, 70, so it's not five, it's 70. So, I look at that, and on the one hand we have our Goldman and Guggenheim examples, and on the other hand we have our Franklin and BlackRock examples. And I find this space so fascinating because we're talking about earning equity plus type returns for taking the risk that the system of voting actually will not be undone. That actually I can vote my shares. Actually, if I can get to 20% stake and I see other investors that are not asleep at the wheel, I just assume we're going to win. And so, the longest winded answer in the history of Twitter Space is to say yes, we've won almost all the time but sometimes it takes two or three years and it's painful. And we don't always win, but we've won. And in the case of BRW, I don't want to overstay my welcome. It's the third example of the managers doing something just incredible and incredibly bad and that led to the ultimate handover of the fund to us.